Exhibit 99.2

Risks Associated with Our Business

Our business may continue to be adversely affected by downturns in the national economy and the regional economies on which we depend.

Our operations are significantly affected by national and regional economic conditions. Substantially all of our loans are to businesses and individuals in the states of Washington, Oregon and Idaho. All of our branches and most of our deposit customers are also located in these three states.  A continuing decline in the economies of the markets in which we operate, in particular the Puget Sound area of Washington State, the Portland, Oregon metropolitan area and the agricultural regions of the Columbia Basin, could have a material adverse effect on our business, financial condition, results of operations and prospects.  In particular, Washington, Oregon and Idaho have experienced home price declines, increased foreclosures and high unemployment rates. As a result of our high concentration of our customer base in the Puget Sound area of Washington State, the deterioration of businesses in the Puget Sound area, or one or more businesses with a large employee base in that area, also could have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, weakness in the global economy has adversely affected many businesses operating in our markets that are dependent upon international trade.

A further deterioration in economic conditions in the market areas we serve could result in the following consequences, any of which could have a material adverse effect on our business, financial condition and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans made may decline further in value; and

•	the amount of our low-cost or non-interest bearing deposits may decrease.

Declining property values have increased the loan-to-value ratios on a significant portion of our residential mortgage loan portfolio, which exposes us to greater risk of loss.

Many of our residential mortgage loans are secured by liens on mortgage properties in which the borrowers have little or no equity because either we originated the loan with a relatively high combined loan-to-value ratio or because of the decline in home values in our market areas. Residential loans with high combined loan-to-value ratios will be more sensitive to declining property values than those with lower combined loan-to-value ratios and therefore may experience a higher incidence of default and severity of losses. In addition, if the borrowers sell their homes, such borrowers may be unable to repay their loans in full from the sale proceeds. As a result, these loans may experience higher rates of delinquencies, defaults and losses.

Our loan portfolio includes loans with a higher risk of loss.

We originate construction and land loans, commercial and multifamily mortgage loans, commercial business loans, consumer loans, agricultural mortgage loans and agricultural loans as well as residential mortgage loans primarily within our market areas.  Generally, the types of loans other than the residential mortgage loans have a higher risk of loss than the residential mortgage loans.  We had approximately $3.219 billion outstanding in these types of higher risk loans at September 30, 2009 compared to approximately $3.362 billion at December 31, 2008.  These loans typically have greater credit risk than residential real estate for the following reasons:

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Construction and Land Loans. At September 30, 2009 construction and land loans were $793.2 million or 20.4% of our total loan portfolio.   This type of lending contains the inherent difficulty in estimating both a property’s value at completion of the project and the estimated cost (including interest) of the project.  If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project.  If the estimate of value upon completion proves to be inaccurate, we may be confronted at, or prior to, the maturity of the loan with a project the value of which is insufficient to assure full repayment.  In addition, speculative construction loans to a builder are often associated with homes that are not pre-sold, and thus pose a greater potential risk to us than construction loans to individuals on their personal residences.  Loans on land under development or held for future construction also poses additional risk because of the lack of income being produced by the property and the potential illiquid nature of the collateral.  These risks can be significantly impacted by supply and demand conditions.  As a result, this type of lending often involves the disbursement of substantial funds with repayment dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to independently repay principal and interest.  While our origination of these types of loans have decreased significantly in the last two years, we continue to have significant levels of construction loan balances.  Most of our construction loans are for the construction of single family residences.  Reflecting the current slowdown in the residential market, the secondary market for land and construction loans is not readily liquid, so we have less opportunity to mitigate our credit risk by selling part or all of our interest in these loans.  If we foreclose on a construction loan, our holding period for the collateral typically may be longer than we have historically experienced because there are fewer potential purchasers of the collateral.  The decline in the number of potential purchasers has contributed to the decline in the value of these loans. Accordingly, charge-offs on construction and land loans may be larger than those incurred by other segments of our loan portfolio.  At September 30, 2009, construction and land loans that were non-performing were $195.4 million or 80.3% of our total non-performing loans.

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Commercial and Multifamily Mortgage Loans.  At September 30, 2009 commercial and multifamily loans were $1.22 billion or 31.3% of our total loan portfolio. These loans typically involve higher principal amounts than other types of loans.  Repayment is dependent upon income being generated from the property securing the loan in amounts sufficient to cover operating expenses and debt service, which may be adversely affected by changes in the economy or local market conditions.  Commercial and multifamily mortgage loans may expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans may not be sold as easily as residential real estate.  In addition, many of our commercial and multifamily real estate loans are not fully amortizing and contain large balloon payments upon maturity.  Such balloon payments may require the borrower to either sell or refinance the underlying property in order to make the payment, which may increase the risk of default or non-payment.  This risk is exacerbated in this current economic environment.  At September 30, 2009, commercial and multifamily loans that were non-performing were $8.1 million or 3.3% of our total non-performing loans.

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Commercial Business Loans.  At September 30, 2009 commercial business loans were $678.2 million or 17.4% of our total loan portfolio. Our commercial loans are primarily made based on the cash flow of the borrower and secondarily on the underlying collateral provided by the borrower.  The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value.  Most often, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers.  Other collateral securing loans may depreciate over time, may be difficult to appraise, may be illiquid and may fluctuate in value based on the success of the business.  At September 30, 2009, commercial business loans that were non-performing were $15.1 million or 6.2% of our total non-performing loans.

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Agricultural Loans.  At September 30, 2009 agricultural loans were $225.6 million or 5.8% of our total loan portfolio.  Repayment is dependent upon the successful operation of the business, which is greatly dependent on many things outside the control of either us or the borrowers.  These factors include weather, commodity prices, and interest rates among others.  Collateral securing these loans may be difficult to evaluate, manage or liquidate and may not provide an adequate source of repayment.  At September 30, 2009,  agricultural loans that were non-performing were $5.9 million or 2.4% of our total non-performing loans.

·	Consumer Loans. At September 30, 2009 consumer loans were $302.6 million or 7.8% of our total loan portfolio. Consumer loans (such as personal lines of credit) are collateralized, if at all, with assets that may not provide an adequate source of payment of the loan due to depreciation, damage, or loss. In addition, consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on these loans. At September 30, 2009, consumer loans that were non-performing were $109,000, an insignificant percentage of our total non-performing loans.

Our provision for loan losses and net loan charge offs have increased significantly and we may be required to make further increases in our provisions for loan losses and to charge off additional loans in the future, which could adversely affect our results of operations.

For the quarter and nine months ended September 30, 2009, we recorded a provision for loan losses of $25.0 million and $92.0 million, respectively, compared to $8.0 million and $29.5 million for the comparable periods of 2008, respectively.  We also recorded net loan charge-offs of $20.5 million and $72.0 million for the quarter and nine months ended September 30, 2009, respectively, compared to $7.7 million and $16.5 million for the comparable periods in 2008, respectively.  We are experiencing elevated levels of loan delinquencies and credit losses.  Slower sales, excess inventory and declining prices have been the primary causes of the increase in delinquencies and foreclosures for residential construction and land development loans, which represent 73% of our non-performing assets at September 30, 2009.  At September 30, 2009, our total non-performing assets had increased to $298.3 million compared to $209.2 million at December 31, 2008 and $129.5 million at September 30, 2008.  Further, our portfolio is concentrated in construction and land loans, commercial business and commercial real estate loans, all of which generally have a higher risk of loss than residential mortgage loans.  If current weak conditions in the housing and real estate markets continue, we expect that we will continue to experience higher than normal delinquencies and credit losses.  Moreover, if the recession is prolonged, we expect that it could severely impact economic conditions in our market areas and that we could experience significantly higher delinquencies and credit losses.  As a result, we may be required to make further increases in our provision for loan losses and to charge off additional loans in the future, which could materially adversely affect our financial condition and results of operations.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business and each loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;
•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;
•	the duration of the loan;
•	the character and creditworthiness of a particular borrower; and
•	changes in economic and industry conditions.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management through periodic reviews and consideration of several factors, including, but not limited to:

•	our general reserve, based on our historical default and loss experience and certain macroeconomic factors based on management’s expectations of future events; and
•	our specific reserve, based on our evaluation of non-performing loans and their underlying collateral.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and loss and delinquency experience, and evaluate economic conditions and make significant estimates of current credit risks and future trends, all of which may undergo material changes. If our estimates are incorrect, the allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in the need for additions to our allowance through an increase in the provision for loan losses.  Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses.  Our allowance for loan losses was 2.44% of total loans outstanding and 39% of non-performing loans at September 30, 2009. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for possible loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the provision for loan losses will result in a decrease in net income and may have a material adverse effect on our financial condition, results of operations and capital.

If we were to suffer loan losses similar in amounts to those that may be predicted by a SCAP test, they could have a material adverse effect on our results of operation, capital and the price, and market for, our common stock.

The federal banking regulators, in connection with the Treasury’s Supervisory Capital Assessment Program (“SCAP”), administered a stress or SCAP test to the nation’s 19 largest banks during the first quarter of 2009. Neither the Treasury nor any other bank regulatory authority has administered a SCAP test to test our loan portfolio. The SCAP test attempts to assess the near-term capital needs of a company using a two-year cumulative loan loss assumption under two scenarios, a “baseline” scenario that assumed a consensus forecast for certain economic variables and a “more adverse” than expected scenario to project a more significant downturn. These scenarios utilize the assumptions developed by the Treasury with input from the 19 largest banks and therefore do not reflect specific adjustments based on more current economic data reflective of the market areas in which our loans are located or the specific characteristics of our loan portfolio. After applying the SCAP methodology to our loan portfolio, our potential cumulative loan losses over the next two years under either scenario of the SCAP test would be significantly higher than the level of loan losses we have incurred historically.

The results of the SCAP test involves many assumptions about the economy and future loan losses and default rates, and may not accurately reflect the impact on our financial condition if the economy does not improve or continues to deteriorate. Any continued deterioration of the economy could result in credit losses that are significantly higher than we have historically experienced or those predicted by the SCAP test. Accordingly, if we were to suffer loan losses similar or higher in amounts to those that may be predicted by the SCAP test, these losses could have a material adverse effect on our results of operation, capital and the price, and market for, our stock, and could require the need for additional capital.

We are subject to various regulatory requirements, expect to be subject to a memorandum of understanding and may be subject to future additional regulatory restrictions and enforcement actions.

Under federal and state laws and regulations pertaining to the safety and soundness of insured depository institutions, the Washington DFI and the Federal Reserve Board, and separately the FDIC as insurer of each of the Bank’s deposits, have authority to compel or restrict certain actions if either of the Banks’ capital should fall below adequate capital standards as a result of operating losses, or if its regulators otherwise determine that it has insufficient capital or is otherwise operating in an unsafe and unsound manner. Among other matters, the corrective actions may include, but are not limited to, requiring us or the Banks to enter into informal or formal enforcement orders, including memoranda of understanding, written agreements, supervisory letters, commitment letters, and consent or cease and desist orders to take corrective action and refrain from unsafe and unsound practices; removing officers and directors and assessing civil monetary penalties; terminating the Banks’ FDIC insurance; requiring us to enter into a strategic transaction, whether by merger or otherwise and taking possession of and closing and liquidating either or both of the Banks.   In addition, the FDIC has the authority to impose cross-guarantee liability against Banner Bank or Islanders Bank for any loss incurred by the FDIC, or any loss the FDIC reasonably anticipates incurring, in connection with the failure of one of the Banks or in connection with any assistance provided by the FDIC to one of the Banks in danger of failure.

In light of the current challenging operating environment, along with our elevated level of non-performing assets, delinquencies, and adversely classified assets and our recent operating results, we are subject to increased regulatory scrutiny as well as increased FDIC premiums as a result of the potential risk of loss in our loan portfolio.  Following the regulators’ most recent examination of Banner Bank as of June 30, 2009, we and Banner Bank expect to become subject to a memorandum of understanding.  This memorandum of understanding, as well as any other future corrective action we may become  subject to, could require us to limit our lending activities and reduce our levels of construction and land development loans, commercial real estate loans and classified or non-performing assets within specified timeframes which might not necessarily result in maximizing the price which might otherwise be received for the underlying properties.  If such restrictions were also imposed upon other institutions which operate in the Banks’ markets, multiple institutions disposing of properties at the same time could further diminish the potential proceeds received from the sale of these properties.  In addition, this memorandum of understanding, as well as any other future corrective action,  could require us to, among other things,  increase our allowance for loan losses, dispose of certain assets and liabilities within a prescribed period of time, increase our capital or enter into a strategic transaction, whether by merger or otherwise, with a third party.

In addition, the FDIC has the power to deem either of the Banks to be only adequately capitalized even though its capital ratios meet the well capitalized standard. In such event, such Bank would be prohibited from using brokered deposits, which have been a source of funds for us in recent years, and rates on deposits would be limited to market rates determined by the FDIC, potentially adversely affecting our liquidity. The terms of any such corrective action could have a material negative effect on our business, our financial condition and the value of our common stock.

The Company and Banner Bank must obtain prior regulatory approval before adding any new director or senior executive officer or changing the responsibilities of any current senior executive officer.  The Company and Banner Bank also may not pay pursuant to or enter into certain severance and other forms of compensation agreements without regulatory approval.  In addition, the Company may not declare or pay any dividends on common or preferred stock, pay interest or principal on the balance of its junior subordinated debentures or repurchase our common stock without the prior written non-objection of the Federal Reserve Bank and must notify the Federal Reserve Bank prior to making any unusual or large payments.  Further, Banner Bank requires the approval of the FDIC to participate in any additional borrowings under the Temporary Liquidity Guarantee Program.

Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high.

We are required by federal regulatory authorities to maintain adequate levels of capital to support our operations. With the proceeds of the offering we anticipate that our capital resources will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support continued growth or be required by our regulators to increase our capital resources.

Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial condition and performance. Accordingly, we cannot make assurances that we will be able to raise additional capital if needed on terms that are acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired and our financial condition and liquidity could be materially and adversely affected.  In addition, if we unable to raise additional capital when required by our bank regulators, we may be subject to adverse regulatory action.  See “We are subject to various regulatory requirements, expect to be subject to a memorandum of understanding and may be subject to future additional regulatory restrictions and enforcement actions.”

We may have continuing losses and continuing variation in our quarterly results.

We reported a net loss of $128.8 million during the year ended December 31, 2008 and a net loss for the nine months ended September 30, 2009 of $32.2 million (net loss of $38.0 million available to common shareholders).  While the net loss for the year ended December 31, 2008 primarily reflects the write-off of goodwill as declining stock prices for financial services companies diminished the value of our goodwill, these losses also resulted from our high level of non-performing assets and the resultant reduction in interest income and increased provision for loan losses. All of our goodwill has been written off, however, we may continue to suffer further losses as a result of credit-related factors.   In addition, several other factors affecting our business can cause significant variations in our quarterly results of operations.  In particular, variations in the volume of our loan originations and sales, the differences between our costs of funds and the average interest rate earned on investments, the fair valuation of our junior subordinated debentures or other-than-temporary impairment charges in our investment securities portfolio could have a material adverse effect on our results of operations and financial condition.

If our investments in real estate are not properly valued or sufficiently reserved to cover actual losses, or if we are required to increase our valuation reserves, our earnings could be reduced.

We obtain updated valuations in the form of appraisals and broker price opinions when a loan has been foreclosed and the property taken in as real estate owned (“REO”) and at certain other times during the assets holding period.  Our net book value (“NBV”) in the loan at the time of foreclosure and thereafter is compared to the updated market value of the foreclosed property less estimated selling costs (“fair value”). A charge-off is recorded for any excess in the asset’s NBV over its fair value.  If our valuation process is incorrect, or if property values decline, the fair value of the investments in real estate may not be sufficient to recover our carrying value in such assets, resulting in the need for additional charge-offs. Significant charge-offs to our investments in real estate could have a material adverse effect on our financial condition and results of operations.

In addition, bank regulators periodically review our REO and may require us to recognize further charge-offs.  Any increase in our charge-offs, as required by the bank regulators, may have a material adverse effect on our financial condition and results of operations.

The value of securities in our investment securities portfolio may be negatively affected by continued disruptions in securities markets.

The market for some of the investment securities held in our portfolio has been experiencing volatility and disruption for more than a year.  These market conditions have affected and may further detrimentally affect the value of these securities, such as through reduced valuations because of the perception of heightened credit and liquidity risks.  There can be no assurance that the declines in market value associated with these disruptions will not result in other-than-temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

An increase in interest rates, change in the programs offered by governmental sponsored entities (“GSE”) or our ability to qualify for such programs may reduce our mortgage revenues, which would negatively impact our non-interest income.

Our mortgage banking operations provide a significant portion of our non-interest income. We generate mortgage revenues primarily from gains on the sale of single-family mortgage loans pursuant to programs currently offered by Fannie Mae, Freddie Mac and non-GSE investors. These entities account for a substantial portion of the secondary market in residential mortgage loans. Any future changes in these programs, our eligibility to participate in such programs, the criteria for loans to be accepted or laws that significantly affect the activity of such entities could, in turn, materially adversely affect our results of operations. Further, in a rising or higher interest rate environment, our originations of mortgage loans may decrease, resulting in fewer loans that are available to be sold to investors. This would result in a decrease in mortgage revenues and a corresponding decrease in non-interest income. In addition, our results of operations are affected by the amount of non-interest expense associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment and data processing expense and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in loan originations.

Fluctuating interest rates can adversely affect our profitability.

Our profitability is dependent to a large extent upon net interest income, which is the difference, or spread, between the interest earned on loans, securities and other interest-earning assets and the interest paid on deposits, borrowings, and other interest-bearing liabilities. Because of the differences in maturities and repricing characteristics of our interest-earning assets and interest-bearing liabilities, changes in interest rates do not produce equivalent changes in interest income earned on interest-earning assets and interest paid on interest-bearing liabilities.  We principally manage interest rate risk by managing the volume, mix and interest rate sensitivity of our earning assets and funding liabilities. In a changing interest rate environment, we may not be able to manage this risk effectively.  Changes in interest rates also can affect: (1) our ability to originate and /or sell loans; (2) the value of our interest-earning assets, which would negatively impact stockholders’ equity, and our ability to realize gains from the sale of such assets; (3) our ability to obtain and retain deposits in competition with other available investment alternatives; and (4) the ability of our borrowers to repay adjustable or variable rate loans. Interest rates are highly sensitive to many factors, including government monetary policies, domestic and international economic and political conditions and other factors beyond our control.  If we are unable to manage interest rate risk effectively, our business, financial condition and results of operations could be materially harmed.

Further, a significant portion of our adjustable rate loans have interest rate floors below which the loan’s contractual interest rate may not adjust.  Approximately 67% of our loan portfolio was comprised of adjustable or floating-rate loans at September 30, 2009, and approximately $1.7 billion, or 67%, of those loans contained interest rate floors, below which the loans’ contractual interest rate may not adjust.   At September 30, 2009, the weighted average floor interest rate of these loans was 5.75%.  At that date, approximately $1.4 billion, or 82%, of these loans were at their floor interest rate.  The inability of our loans to adjust downward can contribute to increased income in periods of declining interest rates, although this result is subject to the risks that borrowers may refinance these loans during periods of declining interest rates.  Also, when loans are at their floors, there is a further risk that our interest income may not increase as rapidly as our cost of funds during periods of increasing interest rates which could have a material adverse affect on our results of operations.

Our assets as of September 30, 2009 include a deferred tax asset and we may not be able to realize the full amount of such asset.

We recognize deferred tax assets and liabilities based on differences between the financial statement carrying amounts and the tax bases of assets and liabilities. At September 30, 2009, the net deferred tax asset was approximately $8.5 million, an increase from a balance of approximately $5.5 million at December 31, 2008. The net deferred tax asset results primarily from our provisions for loan losses recorded for financial reporting purposes, which has been significantly larger than net loan charge-offs deducted for tax reporting proposes.  The net deferred tax asset is also significantly affected by valuation adjustments for securities and junior subordinate debentures which are not recognized for financial reporting purposes, and are not currently deductible for federal income tax reporting purposes.

As a result of this offering, we believe that we may experience an “ownership change” as defined under Section 382 of the Internal Revenue Code of 1986, as amended (which is generally a greater than a 50 percentage point increase by certain “5% shareholders” over a rolling three year period).  Section 382 imposes an annual limitation on the utilization of deferred tax assets, such as net operating loss carryforwards and other tax attributes, once an ownership change has occurred.  Depending on the size of the annual limitation (which is in part a function of our market capitalization at the time of the ownership change) and the remaining carryforward period of the tax assets (U.S. federal net operating losses generally may be carried forward for a period of 20 years), we could realize a permanent loss of a portion of our U.S. federal and state deferred tax assets and certain built-in losses that have not been recognized for tax purposes.

We regularly review our deferred tax assets for recoverability based on history of earnings, expectations for future earnings and expected timing of reversals of temporary differences. Realization of deferred tax assets ultimately depends on the existence of sufficient taxable income, including taxable income in prior carryback years, as well as future taxable income. We believe the recorded net deferred tax asset at September 30, 2009 is fully realizable; however, we will not know the impact of the recent ownership change until after the offering is completed.  However, based on our preliminary analysis of the impact of the “ownership change” on our deferred tax assets, we believe that the impact on our deferred tax assets is unlikely to be material.  This is a preliminary and complex analysis and requires the Company to make certain judgments in determining the annual limitation.  As a result, it is possible that we could ultimately lose a significant portion of our deferred tax assets, which could have a material adverse effect on our results of operations and financial condition.  If we determine that we will be unable to realize all or part of the net deferred tax asset, we would adjust this deferred tax asset, which would negatively impact our financial condition and results of operations.

Our investment in Federal Home Loan Bank stock may be impaired.

At September 30, 2009, we owned $37.4 million of stock of the Federal Home Loan Bank of Seattle, or FHLB.  As a condition of membership at the FHLB, we are required to purchase and hold a certain amount of FHLB stock.  Our stock purchase requirement is based, in part, upon the outstanding principal balance of advances from the FHLB and is calculated in accordance with the Capital Plan of the FHLB.  Our FHLB stock has a par value of $100, is carried at cost, and is subject to recoverability testing.  The FHLB recently announced that it had a risk-based capital deficiency under the regulations of the Federal Housing Finance Agency (the "FHFA"), its primary regulator, as of December 31, 2008, and that it would suspend future dividends and the repurchase and redemption of outstanding common stock.  As a result, the FHLB has not paid a dividend since the fourth quarter of 2008.  The FHLB has communicated that it believes the calculation of risk-based capital under the current rules of the FHFA significantly overstates the market risk of the FHLB's private-label mortgage-backed securities in the current market environment and that it has enough capital to cover the risks reflected in its balance sheet.  As a result, we have not recorded an other-than-temporary impairment on our investment in FHLB stock. However, continued deterioration in the FHLB's financial position may result in impairment in the value of those securities.  We will continue to monitor the financial condition of the FHLB as it relates to, among other things, the recoverability of our investment.

Increases in deposit insurance premiums and special FDIC assessments will hurt our earnings.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the Deposit Insurance Fund.  As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance.  The base assessment rate was increased by seven basis points (seven cents for every $100 of deposits) for the first quarter of 2009.  Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components.  These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings.  In addition, in May 2009, the FDIC imposed a special assessment on all insured institutions due to recent bank and savings association failures.  The emergency assessment amounted to five basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base.  Our FDIC deposit insurance expense for the first nine months of 2009 was $7.8 million, including the special assessment of $2.1 million recorded in June 2009 and paid on September 30, 2009.

Further, the FDIC may impose additional emergency special assessments of up to five basis points per quarter on each institution’s assets minus Tier 1 capital if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the Deposit Insurance Fund reserve ratio due to institution failures.  The latest date possible for imposing any such additional special assessment is December 31, 2009, with collection on March 30, 2010.  Any additional emergency special assessment imposed by the FDIC will hurt our earnings.  Additionally, as a potential alternative to special assessments, in November 2009, the FDIC announced that financial institutions are required to prepay their estimated quarterly risk-based assessment for the fourth quarter of 2009 and for all of 2010, 2011 and 2012.

Continued weak or worsening credit availability could limit our ability to replace deposits and fund loan demand, which could adversely affect our earnings and capital levels.

Continued weak or worsening credit availability and the inability to obtain adequate funding to replace deposits and fund continued loan growth may negatively affect asset growth and, consequently, our earnings capability and capital levels. In addition to any deposit growth, maturity of investment securities and loan payments, we rely from time to time on advances from the Federal Home Loan Bank of Seattle, borrowings from the Federal Reserve Bank of San Francisco and certain other wholesale funding sources to fund loans and replace deposits.  If the economy does not improve or continues to deteriorate, these additional funding sources could be negatively affected, which could limit the funds available to us. Our liquidity position could be significantly constrained if we are unable to access funds from the Federal Home Loan Bank of Seattle, the Federal Reserve Bank of San Francisco or other wholesale funding sources.

Failure to manage our growth may adversely affect our performance.

Our financial performance and profitability depend on our ability to manage past and possible future growth. Future acquisitions and our continued growth may present operating, integration and other issues that could have a material adverse effect on our business, financial condition or results of operations.

Liquidity risk could impair our ability to fund operations and jeopardize our financial condition.

Liquidity is essential to our business.  An inability to raise funds through deposits, borrowings, the sale of loans and other sources could have a substantial negative effect on our liquidity.  Our access to funding sources in amounts adequate to finance our activities or the terms of which are acceptable to us could be impaired by factors that affect us specifically or the financial services industry or economy in general.  Factors that could detrimentally impact our access to liquidity sources include a decrease in the level of our business activity as a result of a downturn in the Washington, Oregon or Idaho markets in which our loans are concentrated or adverse regulatory action against us.  Our ability to borrow could also be impaired by factors that are not specific to us, such as a disruption in the financial markets or negative views and expectations about the prospects for the financial services industry in light of the recent turmoil faced by banking organizations and the continued deterioration in credit markets.  In addition, recent changes in the collateralization requirements and other provisions of the Washington and Oregon public funds deposit programs have changed the economic benefit associated with accepting public funds deposits, which may affect our need to utilize alternative sources of liquidity.

We may engage in FDIC-assisted transactions, which could present additional risks to our business.

We may have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions, including transactions in the states of Washington, Oregon and Idaho. Although these FDIC-assisted transactions typically provide for FDIC assistance to an acquiror to mitigate certain risks, such as sharing exposure to loan losses and providing indemnification against certain liabilities of the failed institution, we are (and would be in future transactions) subject to many of the same risks we would face in acquiring another bank in a negotiated transaction, including risks associated with maintaining customer relationships and failure to realize the anticipated acquisition benefits in the amounts and within the timeframes we expect. In addition, because these acquisitions are structured in a manner that would not allow us the time and access to information normally associated with preparing for and evaluating a negotiated acquisition, we may face additional risks in FDIC-assisted transactions, including additional strain on management resources, management of problem loans, problems related to integration of personnel and operating systems and impact to our capital resources requiring us to raise additional capital. We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with FDIC-assisted transactions. Our inability to overcome these risks could have a material adverse effect on our business, financial condition and results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations, including changes that may restrict our ability to foreclose on single-family home loans and offer overdraft protection.

We are subject to extensive regulation, supervision and examination by federal and state banking authorities.  Banking regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds, and the banking system as a whole, and not holders of our common stock.  These regulations affect our lending practices, capital structure, investment practices, dividend policy, and growth, among other things.  Congress and federal regulatory agencies continually review banking laws, regulations, and policies for possible changes.  Changes to statutes, regulations, or regulatory policies, including changes in interpretation or implementation of statues, regulations, or policies, could affect us in substantial and unpredictable ways.  Such changes could subject us to additional costs, limit the types of financial services and products we may offer, restrict mergers and acquisitions, investments, access to capital, the location of banking offices, and/or increase the ability of non-banks to offer competing financial services and products, among other things.  Failure to comply with laws, regulations or policies could result in sanctions by regulatory agencies, civil money penalties and/or reputational damage, which could have a material adverse effect on our business, financial condition and results of operations.  While we have policies and procedures designed to prevent any such violations, there can be no assurance that such violations will not occur.

New legislation proposed by Congress may give bankruptcy courts the power to reduce the increasing number of home foreclosures by giving bankruptcy judges the authority to restructure mortgages and reduce a borrower’s payments. Property owners would be allowed to keep their property while working out their debts. Bills placing temporary moratoriums on foreclosure sales or otherwise modifying foreclosure procedures to the benefit of borrowers and the detriment of lenders may be enacted by either Congress or in the States of Washington, Oregon and Idaho in the future. These laws may further restrict our collection efforts on one-to-four single-family mortgage loans. Additional legislation proposed or under consideration in Congress would give current debit and credit card holders the chance to opt out of an overdraft protection program and limit overdraft fees, which could result in additional operational costs and a reduction in our non-interest income.

Further, our regulators have significant discretion and authority to prevent or remedy unsafe or unsound practices or violations of laws by financial institutions and holding companies in the performance of their supervisory and enforcement duties. In this regard, banking regulators are considering additional regulations governing compensation which may adversely affect our ability to attract and retain employees. On June 17, 2009, the Obama Administration published a comprehensive regulatory reform plan that is intended to modernize and protect the integrity of the United States financial system.  The reform plan proposes, among other matters, the creation of a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to protecting consumers in the financial products and services market. The creation of this agency could result in new regulatory requirements and raise the cost of regulatory compliance. In addition, legislation stemming from the reform plan could require changes in regulatory capital requirements, and compensation practices. If implemented, the foregoing regulatory reforms may have a material impact on our operations. However, because the legislation needed to implement the President’s reform plan has not been introduced, and because the final legislation may differ significantly from the legislation proposed by the Administration, we cannot determine the specific impact of regulatory reform at this time.

Our litigation related costs might continue to increase.

The Banks are subject to a variety of legal proceedings that have arisen in the ordinary course of the Bank’s business. In the current economic environment, the Banks’ involvement in litigation has increased significantly, primarily as a result of defaulted borrowers asserting claims to defeat or delay foreclosure proceedings. The Bank believes that it has meritorious defenses in legal actions where it has been named as a defendant and is vigorously defending these suits. Although management, based on discussion with litigation counsel, believes that such proceedings will not have a material adverse effect on the financial condition or operations of the Banks, there can be no assurance that a resolution of any such legal matters will not result in significant liability to the Banks nor have a material adverse impact on its financial condition and results of operations or the Banks’ ability to meet applicable regulatory requirements. Moreover, the expenses of pending legal proceedings will adversely affect the Banks’ results of operations until they are resolved. There can be no assurance that the Banks’ loan workout and other activities will not expose the Banks to additional legal actions, including lender liability or environmental claims.

Because of our participation in the TARP Capital Purchase Program we are subject to several restrictions including restrictions on compensation paid to our executives.

Pursuant to the terms of the TARP Capital Purchase Program we adopted certain standards for executive compensation and corporate governance for the period during which the Treasury holds an investment in us. These standards generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers. The standards include (1) ensuring that incentive compensation for senior executives does not encourage unnecessary and excessive risks that threaten the value of the financial institution; (2) required clawback of any bonus or incentive compensation paid to a senior executive based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate; (3) prohibition on making golden parachute payments to senior executives; and (4) agreement not to deduct for tax purposes executive compensation in excess of $500,000 for each senior executive. Pursuant to the American Recovery and Reinvestment Act, further compensation restrictions, including significant limitations on incentive compensation, have been imposed on our senior executive officers and most highly compensated employees. Such restrictions and any future restrictions on executive compensation which may be adopted, could adversely affect our ability to hire and retain senior executive officers.

We are dependent on key personnel and the loss of one or more of those key personnel may materially and adversely affect our prospects.

Competition for qualified employees and personnel in the banking industry is intense and there are a limited number of qualified persons with knowledge of, and experience in, the community banking industry where the Banks conduct their business. The process of recruiting personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. In addition, the American Recovery and Reinvestment Act has imposed significant limitations on executive compensation for recipients, such as us, of funds under the TARP Capital Purchase Program, which may make it more difficult for us to retain and recruit key personnel. Our success depends to a significant degree upon our ability to attract and retain qualified management, loan origination, finance, administrative, marketing and technical personnel and upon the continued contributions of our management and personnel. In particular, our success has been and continues to be highly dependent upon the abilities of key executives, including our President, and certain other employees. In addition, our success has been and continues to be highly dependent upon the services of our directors, many of whom are at or nearing retirement age, and we may not be able to identify and attract suitable candidates to replace such directors.

Managing reputational risk is important to attracting and maintaining customers, investors and employees.

Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, compliance deficiencies, and questionable or fraudulent activities of our customers. We have policies and procedures in place to protect our reputation and promote ethical conduct, but these policies and procedures may not be fully effective. Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers, investors and employees, costly litigation, a decline in revenues and increased governmental regulation.

We rely on communications, information, operating and financial control systems technology from third-party service providers, and we may suffer an interruption in those systems.

       We rely heavily on third-party service providers for much of our communications, information, operating and financial control systems technology, including our internet banking services and data processing systems. Any failure or interruption of these services or systems or breaches in security of these systems could result in failures or interruptions in our customer relationship management, general ledger, deposit, servicing and/or loan origination systems. The occurrence of any failures or interruptions may require us to identify alternative sources of such services, and we cannot assure you that we could negotiate terms that are as favorable to us, or could obtain services with similar functionality as found in our existing systems without the need to expend substantial resources, if at all.

Risks Relating to the Offering and our Common Stock

The price of our common stock may fluctuate significantly, and this may make it difficult for you to resell our common stock when you want or at prices you find attractive.

We cannot predict how our common stock will trade in the future. The market value of our common stock will likely continue to fluctuate in response to a number of factors including the following, most of which are beyond our control, as well as the other factors described in this “Risk Factors” section:

•	actual or anticipated quarterly fluctuations in our operating and financial results;

•	developments related to investigations, proceedings or litigation that involve us;

•	changes in financial estimates and recommendations by financial analysts;

•	dispositions, acquisitions and financings;

•	actions of our current shareholders, including sales of common stock by existing shareholders and our directors and executive officers;

•	fluctuations in the stock prices and operating results of our competitors;

•	regulatory developments; and

•	other developments related to the financial services industry.

The market value of our common stock may also be affected by conditions affecting the financial markets in general, including price and trading fluctuations. These conditions may result in (i) volatility in the level of, and fluctuations in, the market prices of stocks generally and, in turn, our common stock and (ii) sales of substantial amounts of our common stock in the market, in each case that could be unrelated or disproportionate to changes in our operating performance. These broad market fluctuations may adversely affect the market value of our common stock and there is no assurance that purchasers of common stock in the offering will be able to sell shares after the offering at a price equal to or greater than the actual purchase price.

There may be future sales of additional common stock or other dilution of our equity, which may adversely affect the market price of our common stock.

Except as described under “Underwriting,” and in connection with agreements we made as part of our participation in the TARP Capital Purchase Program, we are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The market price of our common stock could decline as a result of sales by us of a large number of shares of common stock or preferred stock or similar securities in the market after the offering or from the perception that such sales could occur.  Further, any issuances of common stock would dilute our shareholders’ ownership interests and may dilute the per share book value of our common stock.

Our board of directors is authorized generally to cause us to issue additional common stock, as well as series of preferred stock, without any action on the part of our shareholders except as may be required under the listing requirements of the NASDAQ Stock Market.  In addition, the board has the power, without shareholders approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights and preferences over the common stock with respect to dividends or upon the liquidation, dissolution or winding-up of our business and other terms. If we issue preferred stock in the future that has a preference over the common stock with respect to the payment of dividends or upon liquidation, dissolution or winding-up, or if we issue preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of the common stock or the market price of the common stock could be adversely affected.

We will retain broad discretion in using the net proceeds from the offering, and may not use the proceeds effectively.

We intend to use a significant portion of the net proceeds from the offering to provide capital to Banner Bank to support its growth, and to take advantage of opportunities created by changes in the competitive environment in our market areas.  The proceeds will also strengthen Banner Bank’s regulatory capital ratios.  We expect to use the remaining net proceeds for general working capital purposes.  We have not designated the amount of net proceeds we will use for any particular purpose.  Accordingly, our management will retain broad discretion to allocate the net proceeds of the offering. The net proceeds may be applied in ways with which you and other investors in the offering may not agree. Moreover, our management may use the proceeds for corporate purposes that may not increase our market value or make us more profitable. In addition, it may take us some time to effectively deploy the proceeds from the offering. Until the proceeds are effectively deployed, our return on equity and earnings per share may be negatively impacted. Management’s failure to use the net proceeds of the offering effectively could have an adverse effect on our business, financial condition and results of operations.

We rely on dividends from subsidiaries for substantially all of our revenue.

Banner Corporation receives substantially all of its revenue as dividends from its subsidiaries.  Various federal and/or state laws and regulations limit the amount of dividends that Banner Bank, Islanders Bank and certain non-bank subsidiaries may pay to Banner Corporation.  In the event the Banks are unable to pay dividends to Banner Corporation, Banner Corporation may not be able to service its debt, pay its other obligations or pay dividends on its common stock.  Accordingly, the inability to receive dividends from the Banks could also have a material adverse effect on our business, financial condition and results of operations.

You may not receive dividends on our common stock.

Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock are subject to the prior dividend rights of holders of our Fixed Rate Cumulative Preferred Series A Preferred Stock and any other holders of our preferred stock or depositary shares representing such preferred stock then outstanding.  Although we have historically declared cash dividends on our common stock, we are not required to do so. During 2009, we reduced the quarterly dividend on our common stock to $0.01 per share.  In the future, we may eliminate our common stock dividend. This could adversely affect the market price of our common stock.

If we defer payments of interest on our outstanding junior subordinated debentures or if certain defaults relating to those debentures occur, we will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, our common stock.

As of September 30, 2009 we had outstanding $123.7 million aggregate principal amount ($47.9 million at fair value) of junior subordinated debentures issued in connection with the sale of trust preferred securities through statutory business trusts.  We have also guaranteed these trust preferred securities.  There are currently six separate series of these junior subordinated debentures outstanding, each series having been issued under a separate indenture and with a separate guarantee.  Each of these indentures, together with the related guarantee, prohibits us, subject to limited exceptions, from declaring or paying any dividends or distributions on, or redeeming, repurchasing, acquiring or making any liquidation payments with respect to, any of our capital stock at any time when (i) there shall have occurred and be continuing an event of default under such indenture or any event, act or condition that with notice or lapse of time or both would constitute an event of default under such indenture; (ii) we are in default with respect to payment of any obligations under such guarantee; or (iii) we have deferred payment of interest on the junior subordinated debentures outstanding under that indenture.  In that regard, we are entitled, at our option but subject to certain conditions, to defer payments of interest on the junior subordinated debentures of each series from time to time for up to five years.

Events of default under the indenture generally consist of our failure to pay interest on the junior subordinated debt securities under certain circumstances, our failure to pay any principal of or premium on such junior subordinated debt securities when due, our failure to comply with certain covenants under the indenture, and certain events of bankruptcy, insolvency or liquidation relating to us or Banner Bank.  As a result of these provisions, if we were to elect to defer payments of interest on any series of junior subordinated debentures, or if any of the other events described in clause (i) or (ii) of the first paragraph of this risk factor were to occur, we would be prohibited from declaring or paying any dividends on our common stock, from repurchasing or otherwise acquiring any such common stock, and from making any payments to holders of common stock in the event of our liquidation, which would likely have a material adverse effect on the market value of our common stock.   Moreover, without notice to or consent from the holders of our common stock, we may issue additional series of junior subordinated debentures in the future with terms similar to those of our existing junior subordinated debentures or enter into other financing agreements that limit our ability to purchase or to pay dividends or distributions on our capital stock, including our common stock.

Also, Banner Corporation may not pay interest on the junior subordinated debentures without the prior written non-objection of the Federal Reserve.

Our common stock constitutes equity and is subordinate to our existing and future indebtedness and our Series A Preferred Stock, and effectively subordinated to all the indebtedness and other non-common equity claims against our subsidiaries.

The shares of our common stock represent equity interests in us and do not constitute indebtedness. Accordingly, the shares of our common stock will rank junior to all of our existing and future indebtedness and to other non-equity claims on Banner Corporation with respect to assets available to satisfy claims on Banner Corporation.  Further, holders of our common stock are subject to the prior dividend and liquidation rights of the holder(s) of our Series A Preferred Stock.  The Series A Preferred Stock has an aggregate liquidation preference of $124.0 million. The terms of the Series A Preferred Stock prohibit us from paying dividends with respect to our common stock unless all accrued and unpaid dividends for all completed dividend periods with respect to the Series A Preferred Stock have been paid.

In addition, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of our common stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, holders of our common stock will be effectively subordinated to all existing and future liabilities and obligations of our subsidiaries.  At September 30, 2009, our subsidiaries’ total deposits and borrowings were approximately $4.4 billion, exclusive of fair value adjustments.

Our Series A Preferred Stock impacts net income available to our common shareholders and earnings per common share, and the Warrant we issued to Treasury may be dilutive to holders of our common stock.

The dividends declared on our Series A Preferred Stock reduce the net income available to common shareholders and our earnings per common share.  The Series A Preferred Stock will also receive preferential treatment in the event of liquidation, dissolution or winding up of Banner.  Additionally, the ownership interest of the existing holders of our common stock will be diluted to the extent the Warrant we issued to the Treasury in conjunction with the sale to the Treasury of the Series A Preferred Stock is exercised.  The 1,707,989 shares of common stock underlying the Warrant represent approximately 8.0% of the shares of our common stock outstanding as of September 30, 2009 (including the shares issuable upon exercise of the Warrant in total shares outstanding).  Although the Treasury has agreed not to vote any of the shares of common stock it receives upon exercise of the Warrant, a transferee of any portion of the Warrant or of any shares of common stock acquired upon exercise of the Warrant is not bound by this restriction.

If we are unable to redeem our Series A Preferred Stock after five years, the cost of this capital to us will increase substantially.

If we are unable to redeem our Series A Preferred Stock prior to November 21, 2013, the cost of this capital to us will increase substantially on that date, from 5.0% per annum (approximately $6.2 million annually) to 9.0% per annum (approximately $11.2 million annually).  Depending on our financial condition at the time, this increase in the annual dividend rate on the Series A Preferred Stock could have a material negative effect on our liquidity.

Our common stock trading volume may not provide adequate liquidity for investors.

Shares of our common stock are listed on the NASDAQ Global Select Market; however, the average daily trading volume in our common stock is less than that of many larger financial services companies. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the daily average trading volume of our common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of our common stock.

The federal banking laws limit the ownership of our common stock.

Because we are a bank holding company, purchasers of 10% or more of our common stock may be required to obtain approvals under the Change in Bank Control Act of 1978, as amended, or Bank Holding Company Act of 1956, as amended (and in certain cases such approvals may be required at a lesser percentage of ownership).  Specifically, under regulations adopted by the Federal Reserve, (a) any other bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 5% or more of the common stock and (b) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve to acquire or retain 10% or more of the common stock.

The voting limitation provision in our articles of incorporation could limit your voting rights as a holder of our common stock.

Our articles of incorporation provide that, subject to certain limited exceptions, if any person or group acting in concert acquires beneficial ownership of more than 10% of any class of our equity securities (which would include our common stock) without the prior approval by a two-thirds vote of our “Continuing Directors,” (as defined therein), then with respect to each share of voting stock in excess of 10% of all shares of our voting stock, such person shall be entitled to cast only one-hundredth of one vote per share.  See “Description of Common Stock and Preferred Stock—Anti-takeover Effects-Restrictions on Acquisitions of Securities” in the accompanying prospectus.   This means that any person owning more than 10% of our common stock will have limited voting rights with respect to the shares owned in excess of 10% of the number of shares of outstanding common stock.

Anti-takeover provisions could negatively impact our shareholders.

Provisions in our articles of incorporation and bylaws, the corporate law of the State of Washington and federal regulations could delay, defer or prevent a third party from acquiring us, despite the possible benefit to our shareholders, or otherwise adversely affect the market price of any class of our equity securities, including our common stock.   These provisions include: limitations on voting rights of beneficial owners of more than 10% of our common stock, supermajority voting requirements for certain business combinations with any person who owns 10% or more of our outstanding common stock; the election of directors to staggered terms of three years; advance notice requirements for nominations for election to our board of directors and for proposing matters that shareholders may act on at shareholder meetings; a requirement that only directors may fill a vacancy in our board of directors; supermajority voting requirements to remove any of our directors and the other provisions described in the accompanying prospectus under “Description of Common Stock and Preferred Stock─Anti-Takeover Effects.”  In addition, we are subject to Washington laws, including one that prohibits us from engaging in a significant business combination with any shareholder who acquires 10% or more of our voting stock for a period of five years from the date of that acquisition unless certain conditions are met. Additionally, our articles of incorporation authorize our board of directors to issue preferred stock as described under "The issuance of preferred stock could adversely affect holders of our common stock, which may negatively impact your investment," and preferred stock could be issued as a defensive measure in response to a takeover proposal.  For further information, see “Description of Common Stock and Preferred Stock—Preferred Stock” in the accompanying prospectus.  These provisions may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or adversely affect the market price of, and the voting and other rights of the holders of, our common stock.  These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors other than the candidates nominated by our board of directors.